Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2013, with respect to the consolidated financial statements and schedule of Thomas Properties Group, Inc. included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2012, filed with the Securities and Exchange Commission, included in the Current Report (Form 8-K) of Parkway Properties, Inc. filed with the Securities and Exchange Commission, and to the incorporation by reference in the Registration Statement (Form S-3 No. 333-                    ) and related Prospectus of Parkway Properties, Inc. for the registration to offer its common stock, preferred stock, depositary shares, warrants and rights.

/s/ ERNST & YOUNG LLP

Los Angeles, California

January 6, 2014